Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 29, 2010

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Sunvalley Solar, Inc.

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated July 29, 2010 of Sunvalley Solar, Inc. and are in agreement with the statements about our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC